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C$ 400,000,000                                        FILED PURSUANT TO RULE 433

5.365% SUBORDINATED NOTES DUE 2036                        FILE NO. 333-117615


                                [Citigroup Logo]

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Terms and Conditions:
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Issuer:                          Citigroup Inc.
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Ratings:                         Aa2/A+/AA/AA  (Moody's / S&P / Fitch/DBRS)
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Trade Date:                      February 23, 2006
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Settlement Date:                 March 6, 2006 (T+7 days)
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Maturity:                        March 6, 2036
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Par Amount:                      Canadian dollars 400,000,000
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Ranking:                         Subordinated
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Semiannual Coupon:               5.365% per annum
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Public Offering Price:           100.000%
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Purchase Price to Managers:      99.500%
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Net Proceeds to Citigroup:       C$ 397,798,925
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Interest Payment Dates:          Semiannually in equal installments on March 6
                                 and September 6 of each year. Following Toronto business day convention.
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First Coupon:                    September 6, 2006.
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Day Count:                       Actual/365 (Fixed).
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Defeasance:                      Applicable. Provisions of Sections 11.03 and
                                 11.04 of the Indenture apply.
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Redemption at Issuer Option:     Only for tax purposes.
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Redemption for Tax Purposes:     Applicable at issuer option if, as a result of
                                 changes in U.S. tax law, withholding tax or
                                 information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.
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Sinking Fund:                    Not applicable.
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Listing:                         None.
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Minimum Denomination/Multiples:  C$ 100,000/ multiples of  C$ 1,000 in excess thereof
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                                                      Principal Amount Purchased
                                                      --------------------------
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Sole Book Manager:         RBC Dominion Securities Inc.   C$ 290,000,000 (72.5%)
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Joint Lead Manager:        Citigroup Global Markets Inc.  C$ 50,000,000  (12.5%)

Co-Managers:               BMO Nesbitt Burns Inc.           C$ 20,000,000 (5.0%)
                           Merrill Lynch Canada Inc.        C$ 20,000,000 (5.0%)
                           TD Securities Inc.               C$ 20,000,000 (5.0%)

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CUSIP:                     172967 DJ 7
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ISINs:                     US172967DJ79 for notes held in DTC/CDS.
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Common Code:               024617351
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-117615. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.